Exhibit 99.1

Contact:
Name:  John Gavin or Phil Lembo
Phone:  (781) 441-8338

For Immediate Release                                                                                             July 28, 2005

NSTAR Reports Second Quarter Results for 2005

Boston, MA -- NSTAR (NYSE: NST) today reported net income of $33.2 million, or $0.31 per basic and diluted common share for the second quarter of 2005, compared to $37.5 million, or $0.35 per basic and diluted common share for the same period in 2004.

Chairman, President and Chief Executive Thomas J. May said, "Results for the quarter were generally in line with our expectations.  Revenues associated with our electric and gas business showed positive gains despite a 0.6% decline in electric sales primarily driven by very mild weather early in the quarter. The revenue increase was the result of increases in gas distribution sales, transmission and incentive revenues.  We were disappointed that these gains were more than offset by higher than expected operations and maintenance expense.  This increase was primarily driven by an adverse court decision, which is discussed below, and a three week long strike by 1,900 employees.  Although challenging, we do not expect these unusual events to significantly impact our overall results for the year."

May added, "Although the unexpected strike resulted in additional costs of approximately $2.3 million and had a negative impact on our second quarter results, the new four-year labor agreement provides the added flexibility and cost controls that will provide our customers with benefits long into the future."

During the second quarter, the Massachusetts Supreme Judicial Court (SJC) issued a decision in an environmental matter involving the company.  The SJC's decision reversed an earlier lower court ruling, which was in favor of NSTAR's subsidiary Boston Edison Company.  As a result, the company increased its environmental reserve for this potential liability by recognizing a net cost of approximately $5 million in the second quarter and believes that its current level of reserve is a reasonable estimate to fully meet its obligation in this matter.  This site represented the most significant outstanding environmental claim identified by NSTAR.

Management maintains its previous guidance for earnings for the year 2005 at a range of
$1.80 - $1.88 per diluted share.  This guidance assumes a return to more normal weather and a continued focus on reducing operations and maintenance costs for the remainder of the year.

- more -

Comparative unaudited results for the second quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended June 30:	2005	2004	% Change
Operating revenues	$692,005	$649,787	6.5%
Net income	$33,151	$37,525	(11.7)%
Earnings per Basic & Diluted share (b):	$0.31	$0.35	(11.4)%
Weighted average number of shares (b):
Basic	106,767	106,169	0.6%
Diluted	107,567	107,165	0.4%
Dividends declared per common share (b)	$0.29	$0.278	4.3%

Twelve months ended June 30:	2005	2004	% Change
Operating revenues	$3,066,687	$2,961,445	3.6%
Net income	$180,660	$187,323	(3.6)%
Earnings per share (b):
Basic	$1.70	$1.77	(4.0)%
Diluted	$1.69	$1.75	(3.4)%
Weighted average number of shares (b):
Basic	106,558	106,089	0.4%
Diluted	107,166	106,939	0.2%
Dividends declared per common share (b)	$1.148	$1.103	4.1%

(a) More detailed financial information is included in NSTAR's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2005.

(b) Basic and diluted earnings per share, basic and diluted weighted average number of shares and dividends declared per common share for prior periods have been restated to reflect NSTAR's two-for-one split of its common shares that became effective June 6, 2005.

Forward-Looking Statements

This earnings release contains management's guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR's management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

-more-

Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter results on Friday, July 29, 2005 at 9:00 a.m. Eastern Time.  The call is being webcast and can be accessed on NSTAR's corporate website--www.nstaronline.com--by clicking on "Investor Relations" and then selecting the webcast icon.  A replay of the call will be archived on NSTAR's corporate website in the Investor Relations section under "Webcast Archives."

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of 47 billion that serves 1.4 million customers in Massachusetts, inlcuding approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distrubtion customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

- end -